EXHIBIT 99.2
A.M. Castle & Co.
Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are based on the historical consolidated financial information of  A. M. Castle & Co. (referred to as “we, “Castle”, or the “Company”), which is included in Castle’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2011,and the consolidated financial information of Tube Supply, Inc. (“Tube Supply” or “TSI”), which is included in Exhibit 99.1 to this Current Report on Form 8-K/A, and has been prepared to reflect the acquisition of all the outstanding common stock of TSI by Castle (the “Acquisition”).

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010 and the nine months ended September 30, 2011 give effect to, among other things, the Acquisition and the new debt financing entered into to consummate the Acquisition (collectively referred to as “the Transactions") as if they had occurred on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010 combines the historical consolidated statement of operations for the Company and Tube Supply for their respective fiscal years ended December 31, 2010 and October 31, 2010.  The historical financial information for the twelve month periods is derived from the audited financial statements of the Company and Tube Supply, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited pro forma condensed consolidated combined statement of operations for the nine months ended September 30, 2011 combines the historical unaudited consolidated statement of operations of the Company and Tube Supply for their respective nine month periods ended September 30, 2011 and July 31, 2011.  The unaudited pro forma condensed combined balance sheet as of September 30, 2011 (i) gives effect to, among other things, the Transactions as if they had occurred on September 30, 2011 and (ii) combines the historical unaudited consolidated balance sheet of the Company and Tube Supply as of September 30, 2011 and July 31, 2011, respectively.

The pro forma financial statements were prepared using the acquisition method of accounting and are based on certain assumptions which we believe to be reasonable, and will have a continuing impact on us.  They do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities.  The historical consolidated financial information has been adjusted to give effect to the impact of the consideration paid by Castle to Tube Supply’s stockholders in connection with the Acquisition and the effect of the new debt financing that coincided with the closing of the Acquisition.  The pro forma adjustments related to the Acquisition are preliminary and are based on information available to date, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities, as well as any pre-acquisition contingencies and final determination of purchase price related to working capital adjustments. The actual adjustments described herein were as of the closing date of the Acquisition and are expected to change based upon the finalization of valuation studies. Revisions to the preliminary purchase price allocation of the Acquisition could materially change the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization, cost of providing services and income tax expense.

The details of the new debt financing were included in the Company’s Report on Form 8-K filed on December 21, 2011.  At the date of issuance of the new debt, December 15, 2011, and as of the date of this filing, we do not have a sufficient number of common shares available to share-settle the conversion option of the senior unsecured convertible notes in full.  Therefore, we may not elect to issue shares of common stock upon conversion of the unsecured convertible notes to the extent such election would result in the issuance of more than 19.99% of our common stock outstanding immediately prior to the issuance of the unsecured convertible notes until we receive shareholder approval for such issuance and shareholder approval for the increase in the number of shares of common stock authorized and available for issuance upon conversion of the unsecured convertible notes.  Accordingly, the embedded conversion option within the unsecured convertible notes does not qualify for equity classification and is required to be bifurcated and valued separately as a derivative liability in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). The debt discount created by the bifurcation of the embedded conversion option is amortized to interest expense using the effective interest method.  During each reporting period, the conversion option derivative liability (the “derivative liability”) is marked to fair value, with changes in fair value recognized in earnings (interest expense).  At the date of issuance and as of December 31, 2011, the fair value of the derivative liability was $22.3 million and $26.4 million, respectively.

EX-19-

If we receive shareholder approval for the issuance of our common stock in excess of the 19.99% limitation and for the increase in the number of shares of common stock authorized and available for issuance upon conversion of the unsecured convertible notes so that we have the ability to share-settle the conversion option in full, the conversion option may qualify for equity classification and the derivative liability may no longer need to be accounted for as a separate derivative on a prospective basis from the date of reassessment. Any remaining debt discount that arose from the original bifurcation will continue to be amortized to interest expense.

In preparing the unaudited pro forma financial statements we have assumed that the conversion option is treated as a derivative liability and we have used the value of such liability at the time of issuance of the convertible debt ($22.3 million).  The pro forma income statements include the additional non-cash interest expense associated with its accretion.  Had the issuance of the unsecured convertible notes actually occurred on January 1, 2010, the conversion option may have qualified for equity classification and/or the valuation of the conversion option may have been different.  Furthermore, the unaudited pro forma combined income statements presented do not include a mark-to-market adjustment of the derivative liability due to the complexities of determining such adjustment for the pro forma periods.

Tube Supply was considered the primary beneficiary of Willeford-Sorensen, Ltd. (‘‘WSL’’), a variable interest entity, since it guaranteed various debt of WSL. Thus, in its historical financial statements WSL was consolidated.  The impact of consolidating WSL on Tube Supply’s income statements is not significant and, therefore, has been ignored in the pro forma adjustments below. The impact of WSL on Tube Supply’s balance sheet is significant and, therefore, the pro forma balance sheet includes adjustments to eliminate the impact of WSL from Tube Supply’s assets, liabilities and owners’ equity.  WSL will not be consolidated as part of the Acquisition since the Tube Supply guarantees of various WSL debt were terminated upon closing of the Acquisition.

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Pro Forma Financial Tables
($ in Thousands, except per share data)
	AM Castle	Tube Supply
	Nine Months Ended,
	September 30,	July 31,	Reclass.	Pro Forma	Note	Pro Forma
	2011	2011		Adjustments	Reference	Combined
			a
Net sales	$850,216	$151,089	$-	$-		$1,001,305

Cost of materials (exclusive of depreciation and amortization)	631,588	103,529	-	-		735,117
Warehouse, processing and delivery expense	102,092	-	1,239	32	b	103,363
Selling, general and administrative expense	92,045	14,188	(2,379)	713	c	104,567
Depreciation and amortization expense	14,919	-	820	4,228	d	19,967
Operating income (loss)	9,572	33,372	320	(4,973)		38,291

Interest expense, net	(3,327)	(673)	(320)	(25,384)	e	(29,704)
Income (loss) before income taxes and equity in earnings of joint venture	6,245	32,699	-	(30,357)		8,587

Income tax expense (benefit)	5,000	2,678	-	(1,537)	f	6,141
Income (loss) before equity in earnings of joint venture	1,245	30,021	-	(28,820)		2,446

Equity in earnings of joint venture	8,958	-	-	-		8,958
Net income (loss)	$10,203	$30,021	$-	$(28,820)		$11,404

Basic income per share	$0.45				g	$0.50
Weighted average common shares outstanding - basic	22,816				g	22,816
Diluted income per share	$0.44				g	$0.45
Weighted average common shares outstanding - diluted	23,262				g	25,361

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Pro Forma Financial Tables (Continued)
($ in Thousands, except share data)
	AM Castle	Tube Supply
	Fiscal Year Ended
	December 31,	October 31,	Reclass.	Pro Forma	Note	Pro Forma
	2010	2010		Adjustments	Reference	Combined
			a
Net sales	$943,706	$125,858	$-	$-		$1,069,564
						-
Cost of materials (exclusive of depreciation and amortization)	700,854	102,494	-	-		803,348
Warehouse, processing and delivery expense	123,318		1,276	42	b	124,636
Selling, general and administrative expense	108,223	14,611	(2,297)	1,751	c	122,288
Depreciation and amortization expense	20,649	-	594	5,637	d	26,880
Operating income (loss)	(9,338)	8,753	427	(7,430)		(7,588)
						-
Interest expense, net	(4,988)	(280)	(427)	(33,910)	e	(39,605)
Income (loss) before income taxes and equity in earnings of joint venture	(14,326)	8,473	-	(41,340)		(47,193)
						-
Income tax expense (benefit)	(3,101)	1,717	-	(13,179)	f	(14,563)
Income (loss) before equity in earnings of joint venture	(11,225)	6,756	-	(28,161)		(32,630)
						-
Equity in earnings of joint venture	5,585	-	-	-		5,585
Net income (loss)	$(5,640)	$6,756	$-	$(28,161)		$(27,045)

Basic loss per share	$(0.25)				g	$(1.19)
Weighted average common shares outstanding - basic	22,708				g	22,708
Diluted loss per share	$(0.25)				g	$(1.19)
Weighted average common shares outstanding - diluted	22,708				g	22,708

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Proforma Balance Sheet
($ in Thousands)
	AM Castle	Tube Supply
	September 30,	July 31,	Total Proforma	Note Reference	Proforma
	2011	2011			Combined
Assets
Cash	$25,901	$1,791	$(8,634)	a	$19,058
Accounts receivable - trade	168,261	34,128	-		202,389
Inventories	188,417	57,582	17,165	b	263,164
Prepaids and other current assets	8,931	23	-		8,954
Income taxes receivable	2,089		-		2,089
Total current assets	393,599	93,524	8,531		495,654
Investment in JV	34,563		-		34,563
Goodwill	50,077		37,191	c	87,268
Intangible assets, net	36,467	151	58,749	d	95,367
Prepaid pension costs	20,357		-		20,357
Other Assets	3,526	346	16,300	e	20,172
Property, plant and equipment, net	74,835	26,358	(20,902)	f	80,291
Total assets	$613,424	$120,379	$99,869		$833,672

Liabilities and Stockholders' Equity
Accounts payable	$112,423	$11,087	$-		$123,510
Accrued liabilities	28,530	1,893	6,373	g	36,796
Income taxes payable	3,637	1,558	-		5,195
Deferred income taxes	2,715		-		2,715
Current portion of long-term debt	7,871	252	(8,123)	h	-
Short-term debt	33,400	5,880	(37,780)	h	1,500
Total current liabilities	188,576	20,670	(39,530)		169,716

Long-term debt, less current portion	62,583	14,929	231,481	h	308,993
Deferred income taxes	24,344		-		24,344
Other non-current liabilities	3,778		2,871	i	6,649
Pension and post-retirement benefit obligation	9,044		-		9,044
Total liabilities	288,325	35,599	194,822		518,746

Commitments and contingencies

Stockholders' equity:
Preferred stock
Common stock	232	11	(11)	j	232
Additional paid in capital	183,293	7,105	(7,105)	j	183,293
Retained earnings	160,950	76,198	(86,371)	j	150,777
Accumulated other comprehensive income	(17,803)	1,466	(1,466)	j	(17,803)
Treasury stock, at cost	(1,573)		-		(1,573)
Total stockholders' equity	325,099	84,780	(94,953)		314,926
Total liabilities and stockholders' equity	$613,424	$120,379	$99,869		$833,672

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A.M. Castle & Co.
Notes to Unaudited Pro Forma Combined Financial Statements

(1) Basis of Presentation

On December 15, 2011, the Company acquired 100 percent of the outstanding common shares of Tube Supply for cash.  The accompanying pro forma financial statements presents the pro forma combined results of operations and pro forma combined financial position of the combined company based upon historical financial statements of the Company and Tube Supply, after giving effect to the Acquisition adjustments described in these notes.

(2) The Acquisition

Tube Supply, based in Houston, Texas, is a leading value-added distributor of specialty tubular and bar products for the oil and gas industry.  Tube Supply provides high quality products and services primarily to the North American oilfield equipment manufacturing industry.  Tube Supply operates two service centers, which are located in Houston, Texas and Edmonton, Alberta.

The acquisition of Tube Supply was accounted for using the acquisition method.  The estimated total purchase price is $184.4 million consisting of the $165.0 million base purchase price, $3.7 million of acquired cash and $15.7 million of estimated working capital and tax payments.  The following is a preliminary estimate of the excess purchase price over the assets acquired and liabilities assumed by the Company as of September 30, 2011 is as follows (dollars in millions):

Total estimated purchase price	$184.4
Less: book value of Tube Supply assets acquired and liabilities assumed	(74.6)
Excess of purchase price over net book value of net assets acquired	$109.8
(3) Pro Forma Adjustments

The adjustments described in these notes give effect to pro forma events that are (1) directly attributable to the Acquisition and new debt financing entered into to consummate the Acquisition (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company.  The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed.  The pro forma financial statements do not reflect revenue opportunities, synergies or cost savings the Company may realize after the Acquisition.  The pro forma financial statements also do not reflect non-recurring charges.  There were no material transactions between the Company and Tube Supply during the periods presented that need to be eliminated.

Combined Statements of Operations Pro Forma Adjustments:

(a) Reclassifications - Certain reclassifications have been made to Tube Supply's historical presentation in order to conform to Castle's historical presentation.  These reclassifications had no impact on the historical net income reported by Tube Supply.

(b) Warehouse, processing and delivery expense - Represents the pro forma adjustment made to reflect the estimated incremental rent expense due to new lease terms negotiated on existing properties in use by Tube Supply.  As part of the Acquisition, the Company also negotiated a lease for a new building with the former stockholders of Tube Supply.  The terms of this specific lease are considered unfavorable to market and, as a result, the Company will recognize an adjustment in purchase accounting.  However, the impact of amortizing the unfavorable lease adjustment into warehouse, processing and delivery expense over the initial 5-year lease term (a credit of approximately $0.7 million per year) is not reflected in the pro forma adjustments as the building was not yet fully occupied by Tube Supply during the pro forma periods presented.

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(c) Selling, general and administrative expense - Represents the pro forma adjustment made to reflect the elimination of acquisition and consulting fees incurred related to the Acquisition that are included in the Company’s historical financial statements as these are considered non-recurring.  Also included is incremental compensation expense related to a 3-year incentive plan for certain personnel of Tube Supply.

(d) Depreciation and amortization expense – Represents the pro forma adjustment made to reflect the amortization expense resulting from the preliminary fair value analysis of Tube Supply's customer relationships in the amount of $48.8 million, tradenames in the amount of $7.7 million, developed technology in the amount of $1.4 million and non-compete agreements in the amount of $1.0 million, respectively.  For purposes of the pro forma information, the estimated amortization expense was based on a preliminary straight-line amortization period of 12 years for customer relationships, 10 years for tradenames, 3 years for developed technology and 3 years for non-compete agreements, respectively.

(e) Interest expense - Represents the pro forma adjustment made to interest expense to reflect the following:

(i)   Increase for estimated cash interest on the new debt;
(ii)  Increase for non-cash interest on the new debt due to amortization of debt origination fees, amortization of the original issue discount on the $225.0 million senior secured notes and amortization of derivative liability component of the $57.5 million unsecured convertible notes; and
(iii)  Decrease for interest expense on existing debt.

The increase of interest expense on the debt incurred in conjunction with the Acquisition is comprised of cash interest on the senior secured notes of $225.0 million and convertible notes of $57.5 million at rates of 12.75% and 7.0%, respectively, as well as interest on the new revolving credit facility at an assumed interest rate of 2.0%.  The estimated interest expense with respect to the new revolving credit facility assumes that the pro forma outstanding balance of $30.0 million remains constant. A 1/8% increase or decrease in interest rates used in the pro forma adjustment would not have a significant impact on the amount of expected interest to be paid.

There is non-cash interest expense of approximately $6.0 million annually related to the amortization of (i) the debt origination costs (ii) the original issue discount on the senior secured notes and (iii) the debt discount created by the bifurcation of the embedded conversion option on the unsecured convertible notes.  The amortization is based on the effective interest method.

The write-off of existing deferred debt origination fees of $1.0 million and prepayment penalty of $5.2 million on the retirement of existing debt, respectively, have been excluded from the pro-forma adjustments as they are considered non-recurring.

(f) Income taxes - Represents pro forma adjustments made to reflect the estimated impact of the tax effect of the above pro forma adjustments based on an estimated blended statutory rate of 35% and estimate the impact of income taxes on Tube Supply as a C-Corp.  The estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(g) Earnings per share and shares outstanding - The pro forma weighted average number of basic and diluted shares outstanding reflect the Company’s weighted average number of basic and diluted shares of common stock outstanding for the year ended December 31, 2010 and the nine month period ended September 30, 2011.  As a result of the Acquisition, the Company owns 100 percent of the Tube Supply common stock and, therefore, these shares are not included in the pro forma weighted average number of basic and diluted shares outstanding.  The pro forma weighted average number of diluted shares outstanding for the nine month period ended September 30, 2011 account for the impact of the outstanding convertible debt utilizing the treasury-stock method.

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Combined Balance Sheets Pro Forma Adjustments:
(a) Cash - Represents pro forma adjustments to eliminate the impact of WSL ($0.5 million) and reflect the financing to complete the Acquisition.  The Company utilized $8.2 million of its cash on-hand to pay certain transaction fees and expenses.

(b) Inventories - Represents pro forma adjustment to eliminate Tube Supply's historical LIFO inventory reserve and record Tube Supply inventory at its estimated fair value.

(c) Goodwill - The adjustments to the assets acquired and liabilities assumed are as follows (dollars in millions):

Excess of purchase price over net book value of net assets acquired	$109.8
Adjustments to goodwill related to:
Inventories	(17.2)
Intangible assets	(58.9)
Unfavorable lease	3.5
Total adjustments	(72.6)
Total goodwill	$37.2

(d) Intangible assets, net - Represents the pro forma adjustment to record Tube Supply's currently identified intangible assets.  The estimated fair values of the identified intangibles are based on a preliminary valuation.  The identified intangibles include the following (dollars in millions):

	Estimated	Estimated Annual
	Fair Value	Amortization Expense
Customer relationships	$48.8	$4.1
Tradenames	7.7	0.8
Technology	1.4	0.5
Noncompete agreements	1.0	0.3

(e) Other assets - Represents the pro forma adjustment to write off existing deferred financing fees and to capitalize fees associated with the new financing necessary to complete the Acquisition.

(f) Property, plant and equipment - Represents pro forma adjustment to eliminate the impact of WSL ($21.5 million) and record property, plant and equipment at fair-value.

(g) Accrued liabilities - Represents pro forma adjustment to (i) eliminate the impact of WSL ($0.1 million) (ii) eliminate Transaction related fees and expenses previously accrued ($0.6 million) (iii) reflect the current portion of an unfavorable lease liability ($0.7 million) that was negotiated as part of the Acquisition (see footnote (b) in Combined Statements of Operations Pro Forma Adjustments) and (iv) recognize a liability to the former owners of Tube Supply for deferred payments to be made in 2012 principally for working capital adjustments ($6.4 million).

(h) Current portion of long-term debt, Short-term debt & Long-term debt - Represents the pro forma adjustment to eliminate the impact of WSL from long-term debt ($14.9 million) and to reflect the new debt financing arrangements associated with the Transactions.  The new senior secured notes were issued at an offering price of 96.5%; accordingly, the original issue discount of $7.9 million is recorded as a reduction to the $225.0 million principal amount.  The unsecured convertible notes were issued at par of $57.5 million.  As noted above, the embedded conversion option within the new convertible notes does not qualify for equity classification and is required to be bifurcated and valued separately as a derivative liability in accordance with ASC 815. The value assigned to the embedded conversion option was $22.3 million at the date of issuance and is presented as long-term debt in the unaudited pro forma condensed combined balance sheet.

(i) Other liabilities - Represents the pro forma adjustment to recognize the long-term portion of an unfavorable lease liability ($2.9 million) that was negotiated as part of the Acquisition (see footnote (b) in Combined Statements of Operations Pro Forma Adjustments).

(j) Stockholder’s equity - Represents the pro forma adjustment to eliminate the impact of WSL and the historical stockholders' equity of Tube Supply.  The adjustment to Retained Earnings also includes the impact of fees related to the Transactions estimated at $4.1 million, a prepayment penalty of $5.2 million on the existing private placement notes and the write-off of existing deferred financing costs of $1.0 million.  These expenses have not been tax effected for the purposes of this pro forma information as we continue to evaluate the deductibility of these expenses.
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